Filed Pursuant to Rule 433

Registration Nos. 333-215494-08

*Final Pxing* Drive Auto Receivables Trust 2018-5

Joint Leads:       Citi (str.), JP Morgan, Santander

Co-managers:    Barclays, DB, SocGen

CL	AMT($MM)	WAL	MDY/S	L. Fin	BENCH	Sprd	Yld	CPN	$Pxing
A-1	122.00	0.13	P-1/A-1+	11/15/19	IntL	+30	2.68461	2.68461	100.00000
A-2-A	200.00	0.54	Aaa/AAA	07/15/21	EDSF	+32	3.100	3.08	99.99996
A-2-B	80.00	0.54	Aaa/AAA	07/15/21	1ML	+32	1ml+32		100.00000
A-3	186.77	1.36	Aaa/AAA	10/17/22	EDSF	+38	3.371	3.34	99.99003
B	125.04	2.03	Aa1/AA	07/17/23	IntS	+65	3.713	3.68	99.99110
C	178.46	2.78	A2/A	01/15/25	IntS	+95	4.032	3.99	99.97769
D	119.84	3.61	Baa3/BBB	04/15/26	IntS	+125	4.340	4.30	99.99585

*A-2-A and A-2-B will be sized to demand. The A-2-B will not exceed 50% of the A-2 Class.

-Transaction Details-

* Offered Size:	$1bn+(No Grow)
* Registration:	SEC Registered
* Expected Ratings:	Moody’s, S&P
* Pricing Speed:	1.75% ABS to a 10% clean-up call
* Timing:	Priced
* First Pay Date:	December 17, 2018
* Settlement Date:	November 20th, 2018
* ERISA:	Yes
* Denoms:	1k x 1k
* B&D:	Citi

-Materials-

*Preliminary Prospectus

*Ratings FWP

*Deal Roadshow: https://dealroadshow.finsight.com/     Password: DRIVE185

*IntexNet/CDI:     Deal Name: XDRAT185                Password: UXAB

CUSIP / ISIN

A1        26208M AA4 /US26208MAA45

A2A     26208M AB2 /US26208MAB28

A2B     26208M AC0 /US26208MAC01

A3        26208M AD8 /US26208MAD83

B          26208M AE6 /US26208MAE66

C          26208M AF3 /US26208MAF32

D          26208M AG1 /US26208MAG15

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.